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                                                                      Ex-99.1(c)
                     MERRILL LYNCH STRATEGIC DIVIDEND FUND

                         Establishment and Designation

                                       of

                      Class A Shares and Class B Shares of
                        Beneficial Interest of the Trust


     The undersigned, being a majority of the Trustees of Merrill Lynch Strategic Dividend Fund, a Massachusetts business trust (the "Trust"), acting pursuant to Section 6.1 of the Declaration of Trust, as amended, dated May 14, 1987 (the "Declaration") of the Trust, do hereby divide the shares of beneficial interest of the Trust, par value $.10 per share ("Shares"), to create two classes of Shares, within the meaning of said Section 6.1, as follows:

     1. The two classes of Shares are designated "Class A Shares" and "Class B Shares", respectively.

     2. Class A Shares and Class B Shares shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

     3. The purchase price of Class A Shares and Class B Shares, the method of determination of net asset value of Class A Shares and Class B Shares, the price, terms and manner of redemption of Class A Shares and Class B Shares, and the relative dividend rights of holders of Class A Shares and Class B Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the currently effective prospectus and statement of additional information of the Trust, as amended from time to time, under the Securities Act of 1933, as amended.

     4. All Shares issued prior to the filing of this instrument with the Commonwealth of Massachusetts shall be deemed
         Class B Shares.

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      IN WITNESS WHEREOF, the undersigned, have signed this
 instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 26th day of October, 1988.





 /s/ HOWARD 0. COLGAN                    /s/ RICHARD R. WEST
----------------------------             ------------------------------
 Howard 0. Colgan                        Richard R. West
 448D, Bromley Place                     29 Washington Square West
 Wyckoff, New Jersey   07481             New York, New York 10011



 /s/ RONALD W. FORBES                    /s/ MARC A. WHITE
----------------------------             ------------------------------
 Ronald W. Forbes                        Marc A. White
 58 Euclid Avenue                        1050 Highland Road
 Delmar, New York 12054                  Ithaca, New York 14850



 /s/ THOMAS H. LENAGH                    /s/ ARTHUR ZEIKEL
----------------------------             ------------------------------
 Thomas H. Lenagh                        Arthur Zeikel
 one Brookside Drive                     279 Watchung Fork
 Westport, Connecticut 06880             Westfield, New Jersey 07090

      The Declaration of Trust establishing Merrill Lynch Strategic Dividend Fund, dated May 14, 1987, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Merrill Lynch Strategic Dividend Fund" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch Strategic Dividend Fund shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Merrill Lynch Strategic Dividend Fund but the Trust Property only shall be liable.





                                     2.